Exhibit 10.14

English Translation

Guarantee Letter

Hailiang Finance Co., Ltd. (“Hailiang Finance”), a finance company of enterprise group incorporated with the approval by the China Banking Regulatory Commission and registered with the State Administration for Industry & Commerce of the People’s Republic of China under the Business License for Enterprise Legal Person numbered 330681000148272, is entitled to provide financial services for the members of Hailiang Group1. Hailiang Group Co., Ltd. guarantees that Zhuji Hailiang Foreign Language School, Zhuji Private High School and Zhejiang Zhuji Tianma Experimental School (the “Three Schools”) will be able to recover their deposits at Hailiang Finance and any interest accrued thereupon in accordance with the deposit contracts. In the event that the Three Schools fail to recover all such deposits and accrued interest, I shall assume irrevocable joint and several responsibilities for the repayment thereof.

This Guarantee Letter shall constitute a legally binding document on myself. In case of any breach of this Guarantee Letter, I am willing to assume any legal liabilities as a result thereof.

Guarantor: Hailiang Feng

/s/ Hailiang Feng

29 September 2014

[1]	Hailiang Group Member Entities shall refer to the enterprises, public institutions or social associations duly registered in the People’s Republic of China, connecting with one another by capital, and operating with the parent company as the main body and pursuant to Hailiang Group’s Articles of Association as the common codes of conduct, which include the parent company and its subsidiaries with no less than 51% of controlled shares; the companies whose no less than 20% of shares are individually or jointly held by the parent company and any of the subsidiaries, or whose less than 20% of shares are individually or jointly held by the parent company and any of the subsidiaries as the largest shareholder; and the public institutions or social associations affiliated to the parent company and/or any of the subsidiaries. During the actual process of execution, Hailiang Group Member Entities also include the branches, subsidiaries and affiliated public institutions or social associations controlled by the actual controller, Hailiang Feng, whose status is the same as a parent company. Zhuji Hailiang Foreign Language School, Zhuji Private High School and Zhejiang Zhuji Tianma Experimental School are Hailiang Group Member Entities.